HIGHLIGHTS	EXHIBIT 99.20

Excerpts from “Update on Québec’s economic and financial situation”, March 28, 2013

Today, the government is releasing the March 2013 update on Québec’s economic and financial situation. It makes adjustments to the financial framework in Budget 2013-2014 of last November 20, reflecting the latest information on the economic situation and on the government’s revenue and expenditure. This update confirms that:

—               for 2012-2013, the budget deficit objective of $1.5 billion is maintained, as stipulated last November, as is the return to a balanced budget in 2013-2014.

Québec’s economic and financial situation has changed since Budget 2013-2014 was tabled. The economy has continued to grow, despite the fragile global economic situation, though at a more moderate pace than forecast in late 2012. Uncertainty regarding the economic and budgetary situation in the euro area and the results of U.S. budget negotiations is contributing to more moderate economic growth than anticipated, resulting in a slight downward adjustment to the economic outlook for 2013 and 2014.

Concerning the budgetary situation:

—               weak economic growth in the fourth quarter of 2012, in the United States, Canada and Québec, has resulted in less tax revenue than expected;

—               these adjustments are offset in particular by a downward revision to debt service, additional equalization revenue and use of part of the contingency reserves.

CHART 1

Budgetary balance from 2010-2011 to 2014-2015(1)

(millions of dollars)

(1)    Budgetary balance within the meaning of the Balanced Budget Act.

(2)    For 2012-2013, the budgetary balance excludes the accounting impact arising from Hydro-Québec’s exceptional loss from the closure of the Gentilly-2 nuclear power plant. The impact amounts to $1 876 million, i.e. $71 million more than the $1 805 million estimated at the time of Budget 2013-2014.

❑              Economic growth continues at a moderate pace

Since the budget was tabled on November 20, 2012, Québec has faced a difficult global economic situation. Uncertainty relating to the sovereign debt crisis in the euro area, bargaining over budgetary policy in the United States and slowing growth in emerging economies have all weighed on global economic activity.

Nonetheless, Québec’s economy continued to grow at a moderate pace. While the economy’s performance has been largely consistent with last November’s forecasts, adjustments have been made to reflect weak economic growth in Québec, Canada and the United States, especially late in the year.

—               Following real GDP growth of 1.0% in 2012, economic growth in Québec should amount to 1.3% in 2013 and 1.8% in 2014. This is a downward adjustment of 0.2 percentage point for these two years compared to the budget forecast last November.

The outlook for economic growth in Canada and the United States has also been revised since the budget.

—               In Canada, real GDP should gain 1.7% in 2013 and 2.2% in 2014, a downward adjustment of 0.2 percentage point for 2013 and of 0.1 percentage point for 2014.

—               In the United States, growth should amount to 1.8% in 2013, a negative adjustment of 0.2 percentage point, and then accelerate to 2.5% in 2014.

TABLE 1

Economic growth

(real GDP, percentage change)

	2012	2013	2014

Québec	1.0	1.3	1.8
Difference compared to Budget 2013-2014	0.1	–0.2	–0.2
Canada	1.8	1.7	2.2
Difference compared to Budget 2013-2014	–0.1	–0.2	–0.1
United States	2.2	1.8	2.5
Difference compared to Budget 2013-2014	0.1	–0.2	0.0

Sources:      IHS Global Insight, Statistics Canada, Institut de la statistique du Québec, and Ministère des Finances et de l’Économie du Québec.

❑             Budgetary targets maintained

The government is maintaining the budgetary objectives set in Budget 2013-2014, despite more moderate economic growth.

The update to the financial framework reflects the recent change to the government’s revenue and to the economic outlook for 2013 and 2014. Own-source revenue is adjusted downward by $250 million in 2012-2013 and $565 million in 2013-2014.

These adjustments stem in particular from:

—               the lower yield from the QST resulting from weaker consumption than expected in the second half of 2012;

—               lower revenue from corporate taxes attributable, in particular, to a less favourable international situation.

However, these adjustments are completely offset by:

—               a reduction of the debt service because of lower interest rates than forecast;

—               an unexpected increase in equalization payments further to updated economic and fiscal data;

—               use of part of the contingency reserves incorporated in the November 2012 financial framework.

These changes make it possible to maintain the budgetary objectives set last November as they stand.

TABLE 2

Financial framework – Adjustments to Budget 2013-2014

(millions of dollars)

	2012-2013	2013-2014	2014-2015
BUDGETARY BALANCE – NOVEMBER 2012(1)	–1 500	—	—
Adjustments relating to the economic outlook
Own-source revenue(2)	–250	–565	–575
Federal transfers	5	280	175
Debt service	95	85	200
	–150	–200	–200
Other adjustments
Sommet sur l’enseignement supérieur
Reduction of the rate of the tax credit for tuition fees and examination fees from 20% to 8%	—	34	61
Additional spending relating to the improvement to the student financial assistance program(3)	—	–34	–61
Use of the contingency reserves	150	200	200
	150	200	200
Total adjustments	—	—	—
BUDGETARY BALANCE – MARCH 2013(1)	–1 500	—	—
As a % of GDP	–0.4	—	—

(1)    Budgetary balance within the meaning of the Balanced Budget Act.

(2)    Excludes savings arising from the adjustment to student financial assistance.

(3)    For details on the improvement to student financial assistance, see section D, “Implementation of the Economic Vision”.

Moreover, the financial framework reflects the decisions made following the Sommet sur l’enseignement supérieur, held last February 25 and 26, concerning student financial assistance in particular.

—               The improvements to student financial assistance result in a $34-million increase in program spending in 2013-2014 and a $61-million increase in 2014-2015, in particular for the gradual rise to $45 000 of the parents’ income threshold beyond which their income is considered in the calculation of student assistance. These measures will be funded by reducing the rate of the tax credit for tuition fees and examination fees from 20% to 8%.

❑              Disciplined spending management

The government’s commitment to meet the objectives for restoring fiscal balance is tied to maintaining the spending objectives set in the last budget.

—               Apart from the additional spending relating to the improvement to the student financial assistance program, which is funded by an equivalent reduction in the tax credit for tuition and examination fees, no other adjustment is planned for program spending.

For 2012-2013, the program spending growth objective remains unchanged at 1.9%. For the following two years, growth will be 1.9% and 2.5% respectively.

Such results are possible thanks to disciplined spending management and the participation of all government departments and organizations in this effort.

TABLE 3

Program spending – Adjustments to Budget 2013-2014

(millions of dollars)

	2012-2013	2013-2014	2014-2015
NOVEMBER 2012	62 642	63 791	65 350
% change	1.9	1.8	2.4
Additional spending relating to the improvement to the student financial assistance program(1)	—	34	61
MARCH 2013	62 642	63 825	65 411
% change	1.9	1.9	2.5

(1)    For details on the improvement to student financial assistance, see section D, “Implementation of the Economic Vision”.

❑             Debt reduction objectives

The government is again confirming that the debt reduction objectives written into the Act to reduce the debt and establish the Generations Fund are maintained:

—               45% of GDP for the gross debt as at March 31, 2026;

—               17% of GDP for the debt representing accumulated deficits as at March 31, 2026.

CHART 2 Gross debt as at March 31 (as a percentage of GDP)	CHART 3 Debt representing accumulated deficits as at March 31 (as a percentage of GDP)

Note: The gross debt excludes borrowings made in advance and takes the amounts accumulated in the Generations Fund into account.

To achieve its debt reduction objectives, the government announced, in the November 20, 2012 budget, that it will deposit in the Generations Fund:

—

the revenue resulting from indexing the price of heritage electricity as of 2014. This will amount to $95 million in 2014-2015, $190 million in 2015-2016, $290 million in 2016-2017 and $395 million in 2017-2018;

—	all mining royalties as of 2015-2016. This will amount to $315 million in 2015-2016 and $360 million per year thereafter;

—	the revenue, as of 2017-2018, stemming from the increase in Hydro-Québec’s net profits resulting from the closure of the Gentilly-2 nuclear power plant. This will amount to $215 million per year;

—	as of 2014-2015, $100 million per year arising from the increase in the specific tax on alcoholic beverages.

The government also announced a reduction in planned capital investments of $1.5 billion per year as of 2013-2014.

These debt reduction measures will allow the government to achieve the objectives set in the Act to reduce the debt and establish the Generations Fund.

❑             Implementation of the economic vision

In Budget 2013-2014, the government set out the vision that will guide how it acts on the economy. This vision is based on the certainty that investment is necessary to secure our prosperity.

In particular, the economic vision focuses on private investment as the key to future growth. Accordingly, several measures in favour of private investment were put in place immediately and others are in preparation.

The March 2013 economic and financial update provides the government with an opportunity to report on many of its commitments, including university funding.

It is also an opportunity to set out the government’s action in favour of business, in particular with the creation of the Banque de développement économique du Québec, two new economic diversification funds and a framework for takeover bids of Québec companies.

The Update on Québec’s Economic and Financial Situation also specifies sector-based actions for economic development.

TABLE A.3

Québec’s economic outlook

(percentage change, unless otherwise indicated)

	2011	2012	2013	2014
Output
Real gross domestic product	1.9	1.0	1.3	1.8
– November 2012	1.7	0.9	1.5	2.0
Nominal gross domestic product	4.7	3.4	3.6	3.9
– November 2012	5.2	3.4	3.7	4.0
Components of GDP (in real terms)
Consumption	2.3	1.1	1.8	2.1
– November 2012	2.0	1.4	1.8	2.0
Government expenditures and investments	1.8	1.1	0.3	0.6
– November 2012	0.4	0.4	0.4	0.6
Residential investment	0.7	2.1	–4.6	–1.1
– November 2012	1.5	1.4	–4.0	–1.1
Non-residential business investment	6.6	7.6	2.0	3.7
– November 2012	10.2	4.0	5.0	5.3
Exports	–0.2	1.7	2.8	3.0
– November 2012	2.1	0.9	2.8	3.3
Imports	4.2	1.3	2.3	2.4
– November 2012	4.0	1.7	1.9	2.6
Labour market
Job creation (thousands)	38.5	30.8	44.5	36.5
– November 2012	38.5	24.8	41.6	38.4
Unemployment rate (%)	7.8	7.8	7.5	7.4
– November 2012	7.8	7.8	7.6	7.5
Other economic indicators
Nominal consumption	4.2	2.8	3.4	3.6
– November 2012	3.6	2.9	3.2	3.7
Wages and salaries	4.2	3.1	3.5	3.4
– November 2012	4.1	2.9	3.4	3.5
Net operating surplus of corporations(1)	6.1	–0.9	4.9	7.0
– November 2012	11.8	1.7	7.0	8.5
Consumer prices	3.0	2.1	1.6	1.9
– November 2012	3.0	2.2	1.6	2.0

(1)    According to the new nomenclature used by Statistics Canada, the net operating surplus of companies includes, in particular, the profits and investment income of enterprises.

Sources:  Institut de la statistique du Québec, Statistics Canada and Ministère des Finances et de l’Économie du Québec.

A.24

TABLE A.5

Canadian financial markets

(percentage rate)

	2011	2012	2013	2014
Target overnight rate	1.0	1.0	1.0	1.4
– November 2012		1.0	1.0	1.4
3-month Treasury Bills	0.9	1.0	1.0	1.4
– November 2012		1.0	1.0	1.4
10-year bonds	2.8	1.9	2.3	3.2
– November 2012		1.9	2.4	3.2
Canadian dollar (in U.S. cents)	101.3	100.1	98.8	99.6
– November 2012		100.7	99.1	100.7

Sources:  Statistics Canada, Bloomberg and Ministère des Finances et de l’Économie du Québec.

A.34

Section B

THE GOVERNMENT’S FINANCIAL SITUATION

Introduction				B.3

1.	The government’s financial situation			B.5

	1.1	The budgetary objectives in Budget 2013-2014 are maintained		B.5

		1.1.1	The government’s financial framework	B.6

	1.2	Summary of adjustments from 2012-2013 to 2014-2015		B.7

	1.3	Detailed adjustments in 2012-2013 and 2013-2014		B.11

		1.3.1	Adjustments to budgetary revenue	B.12

		1.3.2	Adjustments to budgetary expenditure	B.15

		1.3.3	The government’s consolidated expenditure	B.18

	1.4	Detailed results		B.25

	1.5	The government’s financial framework		B.26

		1.5.1	The five-year financial framework	B.26

		1.5.2	Consolidated results	B.28

	1.6	Public capital investment		B.30

B.1

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INTRODUCTION

This section of the March 2013 Update on Québec’s Economic and Financial Situation presents the changes in the financial framework since the 2013-2014 Budget was tabled in November 2012.1

The information provided in this respect focuses on changes in the financial situation, namely:

—               adjustments to the financial framework since the November 2012 Budget;

—               consolidated expenditure;

—               the government’s financial framework, i.e. forecasts until 2017-2018;

—               public capital investment.

_________________________

1                        In this section, the budget data for 2012-2013 are preliminary and data for 2013-2014 and subsequent years are forecasts.

B.3

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1.                                THE GOVERNMENT’S FINANCIAL SITUATION

1.1                         The budgetary objectives in Budget 2013-2014 are maintained

The government is maintaining the budgetary objectives set in Budget 2013-2014 bearing in mind recent changes in the economic outlook.

Accordingly, the government is confirming:

—               the maintenance, for 2012-2013, of the budget deficit target of $1.5 billion as anticipated last November, excluding the accounting impact stemming from Hydro-Québec’s exceptional loss for the closure of the Gentilly-2 nuclear power plant;

—               the return to fiscal balance in 2013-2014 and maintenance of such balance in subsequent years, in accordance with the Balanced Budget Act.

These objectives will be attained while payments to the Generations Fund will be maintained.

Moreover, the impact for 2012-2013 of the exceptional loss from the closure of the Gentilly-2 nuclear power plant, recorded in Hydro-Québec’s financial statements as at December 31, 2012, now stands at $1 876 million, as against $1 805 million as at November 20, 2012.

TABLE B.1

Return to fiscal balance – March 2013

(millions of dollars)

	2012- 2013	2013- 2014	2014- 2015	2015- 2016	2016- 2017	2017- 2018
SURPLUS (DEFICIT)	–2 440	1 053	1 368	1 876	2 165	2 655
Payments of revenue dedicated to the Generations Fund	–936	–1 053	–1 368	–1 876	–2 165	–2 655
Exclusion of the exceptional loss – Closure of Gentilly-2(1)	1 876	—	—	—	—	—
BUDGETARY BALANCE(2)	–1 500	—	—	—	—	—

(1)    For 2012-2013, the budgetary balance excludes the accounting impact stemming from Hydro-Québec’s exceptional loss for the closure of the Gentilly-2 nuclear power plant. The impact stands at $1 876 million, i.e. $71 million more than the $1 805 million estimated in Budget 2013-2014.

(2)    Budgetary balance within the meaning of the Balanced Budget Act.

B.5

1.1.1             The government’s financial framework

The following table presents the government’s financial framework from 2012-2013 to 2014-2015.

For 2012-2013, budgetary revenue stands at $68.7 billion and budgetary expenditure totals $70.5 billion.

—               Bearing in mind the results of the consolidated entities and the maintenance of a $50-million contingency reserve, the budget deficit stands at $1.5 billion, equivalent to 0.4% of GDP.

Fiscal balance will be achieved, as anticipated, in 2013-2014. Budgetary revenue and expenditure will stand at $72.1 billion and $72.3 billion, respectively. A $200-million contingency reserve is being maintained for this year.

For 2014-2015, balance is maintained, with budgetary revenue of $74.1 billion and budgetary expenditure of $73.9 billion. A $300-million contingency reserve is being maintained for that year. Moreover, as indicated last November, the financial framework indicates a shortfall of $430 million to be offset as of 2014-2015.

TABLE B.2

Summary of adjusted budgetary transactions – March 2013

(millions of dollars)

	2012-2013	2013-2014	2014-2015
BUDGETARY TRANSACTIONS
Budgetary revenue	68 652	72 109	74 133
% change	4.8	5.0	2.8
Budgetary expenditure	–70 464	–72 341	–73 946
% change	2.3	2.7	2.2
Consolidated entities	1 298	1 485	1 051
Contingency reserve	–50	–200	–300
Shortfall to be offset	—	—	430
Exceptional loss – Closure of Gentilly-2	–1 876	—	—
SURPLUS (DEFICIT)	–2 440	1 053	1 368

BALANCED BUDGET ACT
Payments of revenue dedicated to the Generations Fund	–936	–1 053	–1 368
Exclusion – Exceptional loss	1 876	—	—
BUDGETARY BALANCE(1)	–1 500	—	—
As a % of GDP	–0.4	—	—

(1)    Budgetary balance within the meaning of the Balanced Budget Act.

B.6

1.2                         Summary of adjustments from 2012-2013 to 2014-2015

The government is maintaining the budgetary objectives set in Budget 2013-2014 despite more moderate economic growth.

The update to the financial framework reflects the recent change to the government’s revenue and to the economic outlook for 2013 and 2014. Own-source revenue is adjusted downward by $250 million in 2012-2013 and $565 million in 2013-2014.

These adjustments stem in particular from:

—               the lower yield from the QST resulting from weaker consumption than expected in the second half of 2012;

—               lower revenue from corporate taxes attributable, in particular, to a less favourable international situation.

However, these adjustments are completely offset by:

—               a reduction debt service because of lower interest rates than forecast;

—               an unexpected increase in equalization payments further to updated economic and fiscal data;

—               use of part of the contingency reserves incorporated in the November 2012 financial framework.

These changes make it possible to maintain the budgetary objectives set last November as they stand.

Moreover, the financial framework reflects the decisions made following the Sommet sur l’enseignement supérieur, held last February 25 and 26, concerning student financial assistance in particular.

—               The improvements to student financial assistance result in a $34-million increase in program spending in 2013-2014 and a $61-million increase in 2014-2015, in particular for the gradual rise to $45 000 of the parents’ income threshold beyond which their income is considered in the calculation of student assistance. These measures will be funded by reducing the rate of the tax credit for tuition fees and examination fees from 20% to 8%.

B.7

TABLE B.3

Financial framework – Adjustments to Budget 2013-2014

(millions of dollars)

	2012-2013	2013-2014	2014-2015
BUDGETARY BALANCE – NOVEMBER 2012(1)	–1 500	—	—
Adjustments related to the economic outlook
Own-source revenue(2)	–250	–565	–575
Federal transfers	5	280	175
Debt service	95	85	200
	–150	–200	–200

Other adjustments
Sommet sur l’enseignement supérieur
Reduction from 20% to 8% in the rate of the tax credit for tuition and examination fees	—	34	61
Additional spending stemming from the improvement to the student financial assistance program(3)	—	–34	–61
Use of contingency reserves	150	200	200
	150	200	200
Total adjustments	—	—	—
BUDGETARY BALANCE – MARCH 2013(1)	–1 500	—	—
As a % of GDP	-0.4	—	—

(1)    Budgetary balance within the meaning of the Balanced Budget Act.

(2)    Excludes savings stemming from the adjustment of tax assistance for students.

(3)    For details of the enhancement of the student financial assistance program, see section D, “Implementation of the Economic Vision.”

B.8

❑             Attainment in 2012-2013 of the $1.5-billion budget deficit target

For 2012-2013, the $250-million downward adjustment in own-source revenue stemming from the greater than anticipated economic slowdown in 2012 was offset, in particular, by:

—               a $95-million downward adjustment in debt service;

—               the use of a portion of the contingency reserve, i.e. $150 million.

Accordingly, a $50-million reserve has been maintained in the financial framework at the end of the government’s fiscal year.

❑              Attainment in 2013-2014 of fiscal balance

For 2013-2014, which marks the return to fiscal balance, the $565-million downward adjustment in own-source revenue is offset by:

—               a $280-million upward adjustment in federal transfers, mainly because of an increase in equalization revenue;

—               an $85-million downward adjustment in debt service;

—               a reduction from $400 million to $200 million in the contingency reserve.

❑              Maintenance of fiscal balance for 2014-2015

The $575-million downward adjustment in own-source revenue for 2014-2015 is entirely offset by:

—               a $175-million upward adjustment in federal transfers;

—               a $200-million downward adjustment in debt service;

—               a reduction from $500 million to $300 million in the contingency reserve.

Moreover, as indicated in Budget 2013-2014, the financial framework indicates a shortfall of $430 million to be offset as of 2014-2015.

B.9

❑              Contingency reserves

The financial framework presented in the November 2012 budget included contingency reserves of $200 million in 2012-2013, $400 million in 2013-2014 and $500 million as of 2014-2015 in order, notably, to anticipate certain adjustments attributable to economic uncertainty.

To offset the adjustments related to the economic outlook, the government is using a portion of the contingency reserves:

—               $150 million in 2012-2013;

—               $200 million in 2013-2014 and 2014-2015.

Accordingly, the financial framework now includes, for each of these years, contingency reserves of $50 million, $200 million and $300 million.

TABLE B.4

Contingency reserves included in the financial framework – Adjustments to Budget 2013-2014

(millions of dollars)

	2012-2013	2013-2014	2014-2015
November 2012	200	400	500
Adjustments	–150	–200	–200
MARCH 2013	50	200	300

B.10

1.3                         Detailed adjustments in 2012-2013 and 2013-2014

This section presents the detailed adjustments to budgetary revenue and budgetary expenditure for 2012-2013 and 2013-2014 in relation to November 2012.

TABLE B.5

Financial framework for 2012-2013 and 2013-2014 – Detailed adjustments to Budget 2013-2014

(millions of dollars)

	2012-2013			2013-2014
	November 2012	Adjustments	March 2013	November 2012	Adjustments	March 2013
Own-source revenue
Personal income tax	19 368	–125	19 243	20 365	–101	20 264
Contributions to the Health Services Fund	6 507	35	6 542	6 752	–35	6 717
Consumption taxes	16 210	–135	16 075	17 231	–183	17 048
Corporate taxes	4 209	–65	4 144	4 652	–138	4 514
Natural resources	233	–35	198	300	–62	238
Government enterprises	4 920	65	4 985	5 108	—	5 108
Other	1 745	10	1 755	1 807	–12	1 795
Subtotal	53 192	–250	52 942	56 215	–531	55 684
Federal transfers	15 705	5	15 710	16 145	280	16 425
Total budgetary revenue	68 897	–245	68 652	72 360	–251	72 109
Program spending	–62 642	—	–62 642	–63 791	–34	–63 825
Debt service	–7 917	95	–7 822	–8 601	85	–8 516
Total budgetary expenditure	–70 559	95	–70 464	–72 392	51	–72 341
Net results of consolidated entities	1 241	57	1 298	1 471	14	1 485
Contingency reserves	–200	150	–50	–400	200	–200
Exceptional loss – Closure of Gentilly-2	–1 805	–71	–1 876	—	—	—
SURPLUS (DEFICIT)	–2 426	–14	–2 440	1 039	14	1 053
BALANCED BUDGET ACT
Payments of revenue dedicated to the Generations Fund	–879	–57	–936	–1 039	–14	–1 053
Exclusion – Exceptional loss	1 805	71	1 876	—	—	—
BUDGETARY BALANCE(1)	–1 500	—	–1 500	—	—	—

Note: In the case of adjustments, a minus sign indicates a reduction in revenue or an increase in expenditure.

(1)  Budgetary balance within the meaning of the Balanced Budget Act.

B.11

1.3.1             Adjustments to budgetary revenue

❑              Own-source revenue

Own-source revenue mainly comprises tax revenues, i.e. personal income tax, contributions to the Health Services Fund, corporate taxes and consumption taxes. Changes in such revenues are closely linked to economic activity and to changes in taxation systems.

Own-source revenue also includes revenue from government enterprises and administrative revenue such as duties and licenses, interest and fines.

■                  2012-2013 and 2013-2014

For the 2012-2013 fiscal year, own-source revenue stands at over $52.9 billion, up 5.3% over 2011-2012. For fiscal year 2013-2014, own-source revenue will rise by 5.2%, to $55.7 billion.

Own-source revenue has been adjusted downward by $250 million in 2012-2013 and $531 million in 2013-20142 in relation to what was anticipated in Budget 2013-2014, mainly because of:

—               downward adjustments of $125 million in 2012-2013 and $101 million in 2013-2014 in revenue from personal income tax, attributable, in particular, to lower than anticipated tax instalments in 2012 paid by self-employed workers, the impact of which will continue to be felt in 2013;

—               reductions of $135 million in 2012-2013 and $183 million in 2013-2014 in consumption tax revenue, which reflects, in particular, lower retail sales;

—               downward adjustments of $65 million and $138 million, for 2012-2013 and 2013-2014, respectively, in corporate tax revenue, a reflection a lower than anticipated growth in corporate profits for 2012 and 2013;

—               reductions of $35 million in 2012-2013 and $62 million in 2013-2014 in natural resource revenue, attributable to a decrease in the value of mining production subject to mining duties;

—               for 2012-2013 only, revenue from government enterprises has been adjusted upward by $65 million.

___________________________

2                        Includes the savings arising from the adjustment to student financial assistance.

B.12

❑    Impact of the decision of the Régie de l’énergie

■                Incentive regulation mechanism and transition measure announced in Budget 2013-2014

In the last budget, the government announced the possible implementation of an incentive regulation mechanism by the Régie de l’énergie to allow consumers and Hydro-Québec to share efficiency gains.

Until then, the government has put forward a transition measure that sets the operating expenses of Hydro-Québec’s regulated divisions for 2013-2014. For the government corporation, the anticipated and achieved efficiency gains of $225 million will lead, in particular, to a staff reduction of 2 000, through attrition, by the end of 2013.

■                Maintenance of Hydro-Québec’s net earnings for 2013-2014

On March 13, 2013, the Régie de l’énergie handed down its decision in the Hydro-Québec Distribution rate case and granted it a 2.4% rate increase regardless of the operating expenses set in the last budget. Accordingly, in relation to the 3.4% increase requested by Hydro-Québec, this represents a reduction on the order of $100 million on anticipated net earnings. Hydro-Québec will have to generate revenue to offset the shortfall.

Accordingly, Hydro-Québec will achieve the anticipated net earnings of $2 725 million for 2013-2014.

TABLE B.6

Adjustment to Hydro-Québec’s net earnings

(millions de dollars)

2013-2014
Required revenue (mainly from electricity rates)
Requested from the Régie de l’énergie by Hydro-Québec	–11 100
Granted by the Régie de l’énergie in March 2013	11 000
Impact of the decision by the Régie de l’énergie	–100
Additional revenue to be generated by Hydro-Québec	100
Adjustment to Hydro-Québec’s net earnings	—

B.13

❑    Federal transfer revenues

In relation to the November 2012 budget, federal transfer revenues have been adjusted upward by $5 million in 2012-2013 and $280 million in 2013-2014.

For 2012-2013, the adjustment stems from a $30-million increase in health transfers and a $7-million increase in transfers for postsecondary education and other social programs, attributable, essentially, to a reduction in the value of the special Québec abatement, which is deducted from the transfers. The increases are offset by a $32-million downward adjustment in other programs, mainly attributable to a downward adjustment in the compensatory payment concerning the Canada Student Loans Program that Québec receives in exchange for its right of withdrawal from the federal program.

For 2013-2014, the adjustment stems primarily from a $255-million upward adjustment in equalization payments announced by the federal government in December 20123 in relation to what was anticipated in the November 2012 budget. This positive adjustment has resulted, among other things, from the improvement in Ontario’s economic position, which has increased its relative fiscal capacity, thereby leading to equalization gains for the other recipient provinces.

—               From 2009-2010 to 2011-2012, Ontario’s share of the corporate tax base rose significantly. In the context of equalization, this relative improvement benefits the other recipient provinces, including Québec.

TABLE B.7

Federal transfer revenues – Adjustments to Budget 2013-2014

(millions of dollars)

	2012-2013	2013-2014
NOVEMBER 2012	15 705	16 145
% change	3.0	2.8
Equalization	—	255
Health transfers	30	22
Transfers for post-secondary education and other social programs	7	6
Other programs	–32	–3
Total adjustments	5	280
MARCH 2013	15 710	16 425
% change	3.1	4.6

_______________________

3                        In December 2012, under the renewal of federal transfers for 2014, the federal government announced technical changes that will be applied to the equalization program as of 2014-2015, until 2018-2019. The changes will have a positive impact of roughly $40 million a year on Québec’s federal transfer revenue.

B.14

1.3.2             Adjustments to budgetary expenditure

Budgetary expenditure, which includes program spending and debt service, has been adjusted downward by $95 million in 2012-2013 and $51 million in 2013-2014.

❑              Program spending

The program spending target for 2012-2013 is being maintained at $62 642 million, up 1.9% in relation to the real results for 2011-2012.

—               The government has taken the necessary steps to offset the significant overruns noted in September 2012 and maintain the 2012-2013 program spending objective set in March 2012.

For 2013-2014, the program spending objective is being increased by $34 million in relation to the target set in the last budget, to $63 825 million, a 1.9% increase. This increase stems solely from enhancements to student financial assistance agreed upon at the Sommet sur l’enseignement supérieur last February. The additional expenditure will be financed through savings in tax assistance for students resulting from the reduction from 20% to 8% in the rate of the tax credit for tuition and examination fees.

With the exception of the impact of enhancements to student financial assistance, no adjustments in program spending are being made in 2014-2015. Accordingly, the program spending objective stands at $65 411 million, i.e. a 2.5% increase in relation to 2013-2014.

TABLE B.8

Program spending – Adjustments to Budget 2013-2014

(millions of dollars)

	2012-2013	2013-2014	2014-2015
NOVEMBER 2012	62 642	63 791	65 350
% change	1.9	1.8	2.4
Additional expenditure stemming from the enhancement of the student financial assistance program(1)	—	34	61
MARCH 2013	62 642	63 825	65 411
% change	1.9	1.9	2.5

(1)  For details of the enhancement of the student financial assistance program, see section D, “Implementation of the Economic Vision.”

B.15

■     Changes in program spending

Average program spending growth from 2012-2013 to 2014-2015 stands at 2.1%, significantly lower than the 5.6% average growth observed between 2006-2007 and 2009-2010, and that observed in 2010-2011 and 2011-2012. More specifically, program spending should increase by:

—               1.9% in 2012-2013;

—               1.9% in 2013-2014;

—               2.5% in 2014-2015.

As of 2015-2016, program spending will keep pace with revenue, thereby ensuring that fiscal balance is maintained.

CHART B.1

Program spending growth

(per cent)

B.16

❑    Debt service

For 2012-2013, the debt service of the general fund is $95 million lower than what was forecast in the November 2012 budget, mainly because of lower than anticipated long-term interest rates.

For 2013-2014, debt service has been adjusted downward by $85 million in relation to the forecast in the November 2012 budget. This adjustment is attributable, by and large, to higher than anticipated revenue from the Retirement Plans Sinking Fund (RPSF). Revenue from the RPSF is recorded as a deduction from debt service.

TABLE B.9

Debt service of the general fund – Adjustments to Budget 2013-2014

(millions of dollars)

	2012-2013			2013-2014
	November 2012	Adjustments	March 2013	November 2012	Adjustments	March 2013
Direct debt service	4 928	–85	4 843	5 335	45	5 380
Retirement plan interest costs(1)	3 008	–10	2 998	3 287	–130	3 157
Employee future benefits interest costs(2)	–19	—	–19	–21	—	–21
DEBT SERVICE OF THE GENERAL FUND	7 917	–95	7 822	8 601	–85	8 516

(1)       Corresponds to the interest on the obligation respecting the retirement plans of public and parapublic sector employees reduced by investment income of the Retirement Plans Sinking Fund.

(2)       Corresponds to the interest on the obligation respecting the Survivor’s Pension Plan reduced by investment revenue from the Survivor’s Pension Plan Fund and interest on the obligation in respect of accumulated sick leave reduced by investment income of the Accumulated Sick Leave Fund.

B.17

1.3.3             The government’s consolidated expenditure

The following table indicates the level of and changes in the components of consolidated expenditure, i.e. all public expenditures included in the government’s reporting entity.

—              In addition to program spending, consolidated expenditure includes, in particular, that of the special funds, non-budget-funded bodies, establishments in the health and social services and the education networks, and debt service.

—               Growth in consolidated expenditure, excluding debt service, will average 2.7% from 2012-2013 to 2014-2015.

B.18

TABLE B.10

Consolidated expenditure – March 2013

(millions of dollars)

	2012- 2013	2013- 2014	2014- 2015	2015- 2016	2016- 2017	2017- 2018

Expenditure
General fund	62 642	63 825	65 411	67 502	69 665	71 881
% change	1.9	1.9	2.5	3.2	3.2	3.2
Special funds	7 521	8 270	8 520	8 782	8 957	9 175
% change	14.4	10.0	3.0	3.1	2.0	2.4
Non-budget-funded bodies	17 547	18 334	19 084	20 303	21 042	21 750
% change	5.1	4.5	4.1	6.4	3.6	3.4
Health and social services and education networks	35 883	36 842	37 908	38 898	40 304	41 677
Specified purpose accounts	1 173	1 077	1 161	958	958	958
Expenditure funded by the taxation system(1)	6 174	6 202	6 282	6 398	6 489	6 488
Consolidation adjustments(2)	–49 979	–51 516	–53 212	–55 423	–57 577	–59 558

Consolidated expenditure excluding debt service	80 961	83 034	85 154	87 418	89 838	92 371
% change	2.8	2.6	2.6	2.7	2.8	2.8
Debt service
General fund	7 822	8 516	8 535	8 652	8 749	8 934
Consolidated entities(3)	2 125	2 251	2 449	2 788	3 102	3 498

Consolidated debt service	9 947	10 767	10 984	11 440	11 851	12 432
% change	5.2	8.2	2.0	4.2	3.6	4.9

CONSOLIDATED EXPENDITURE	90 908	93 801	96 138	98 858	101 689	104 803

(1)    Doubtful tax accounts are included.

(2)    The consolidation adjustments stem mainly from the elimination of reciprocal transactions between entities in different sectors.

(3)    Includes consolidation adjustments.

B.19

❑   Change in consolidated expenditure excluding debt service

On the whole, growth in consolidated expenditure excluding debt service will stand, on average, at 2.7% between 2012-2013 and 2014-2015, lower than the 5.7% growth observed for the period 2006-2007 to 2009-2010 and the growth observed in 2010-2011 and in 2011-2012.

More specifically, consolidated expenditure, excluding debt service, should increase by:

—               2.8% in 2012-2013;

—               2.6% in 2013-2014;

—               2.6% in 2014-2015.

CHART B.2

Growth in consolidated expenditure excluding debt service

(as a percentage)

B.20

Spending growth in some jurisdictions

Like Québec, several jurisdictions have had to adjust their financial framework because of lower than anticipated economic growth. Accordingly, from 2012 to 2014, a number of jurisdictions are having to rely on limited spending growth to attain their budgetary objectives.

–        In Québec, consolidated expenditure excluding debt service will grow by 2.8% in 2012-2013, 2.6% in 2013-2014 and 2.6% in 2014-2015.

For the federal government and for the provinces that, to date, have tabled their 2013-2014 budget, some adjustments to spending growth have been made.

–        The Alberta government anticipates a spending reduction of 1.2% in 2013-2014 and a 2.0% increase in 2014-2015.

–        British Columbia is banking on spending growth limited to 0.6% and 0.9% for 2013-2014 and 2014-2015, respectively.

–        The federal government anticipates spending growth of 0.8% in 2013-2014, down 2.1 percentage points in relation to 2012-2013.

Spending growth is also very limited at the international level.

Spending growth by jurisdiction – 2012 to 2014
(per cent)

	2012	2013	2014

Consolidated spending(1) – 2013-2014 budgets
Québec – March 2013	2.8	2.6	2.6
Alberta	7.8	-1.2	2.0
British Columbia	3.5	0.6	0.9
Federal government	2.9	0.8	1.2
Consolidated spending(2)
United States(3)	-1.6	0.4	0.9
United Kingdom	2.5	2.1	0.8
France	2.7	2.9	3.1
Italy	0.2	0.5	0.8
Euro area(4)	1.5	1.9	2.3

(1)  Consolidated spending excluding debt service is presented by fiscal year for the provincial and federal governments only.

(2)  Such spending represents current spending excluding debt service for all orders and levels of government, except for the United States.

(3)  Includes the impact of the fiscal cliff for 2013 and 2014, i.e. the automatic spending cuts and tax increases.

(4)  Spending growth for the 17 euro area countries.

Sources:  2013-2014 budgets of the provinces, the federal government and the United Kingdom, as well as the Congressional Budget Office and the European Commission (Écofin, winter 2013).

B.21

❑             Consolidated debt service

Consolidated debt service should rise by 5.2% in 2012-2013. The increase is mainly attributable to the increase in the debt and the impact of the yields of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund, which are recorded as a deduction against retirement plans interest costs.

In 2013-2014, the 8.2% growth in consolidated debt service stems from the anticipated increase in interest rates, the increase in the debt and the impact of the yields of the Caisse de dépôt et placement du Québec on the income of the Retirement Plans Sinking Fund.

In 2014-2015, a 2.0% increase is anticipated, primarily because of the anticipated increase in interest rates.

TABLE B.11

Consolidated debt service – March 2013

(millions of dollars)

	2012-2013	2013-2014	2014-2015

Direct debt service	4 843	5 380	5 583
Retirement plans interest costs(1)	2 998	3 157	2 979
Employee future benefits interest costs(2)	–19	–21	–27

Debt service of the general fund	7 822	8 516	8 535
% change	6.5	8.9	0.2
Debt service of consolidated entities	2 125	2 251	2 449
% change	1.0.	5.9	8.8

CONSOLIDATED DEBT SERVICE	9 947	10 767	10 984
% change	5.2	8.2	2.0

(1)    Corresponds to the interest on the obligation respecting the retirement plans of public and parapublic sector employees reduced by investment income of the Retirement Plans Sinking Fund.

(2)    Corresponds to the interest on the obligation respecting the Survivor’s Pension Plan reduced by investment income from the Survivor’s Pension Plan Fund and interest on the obligation in respect of accumulated sick leave reduced by investment income of the Accumulated Sick Leave Fund.

B.22

■                Share of revenue devoted to consolidated debt service

The share of revenue devoted to consolidated debt service should stand at 11.3% in 2013-2014, as against 14.8% in 2000-2001.

CHART B.3

Consolidated debt service

(as a percentage of consolidated revenue)

B.23

Efforts by consolidated entities

Reduction in expenditures of bodies and special funds

As is the case for all government departments, non-budget-funded bodies and special funds must contribute to the government’s budgetary effort by reducing their spending growth.

Accordingly, the government announced in Budget 2013-2014 that the operating and remuneration expenditures of non-budget-funded bodies and special funds for 2013-2014 will be reduced, on average, by 2% or according to an amount determined by the government.

The budgetary yield of this cost-saving measure, established at $200 million for 2013-2014, is being maintained.

Work is under way to determine the amount of the spending reductions specific to each entity. Official targets will be conveyed at the beginning of the 2013-2014 fiscal year. The entities will also receive instructions specifying procedures governing accountability and follow-up in respect of the reductions.

Moreover, other government organizations engaged in fiduciary transactions that do not affect the government’s consolidated results must also, for the sake of fairness, participate in the government’s spending reduction efforts. The yield of such efforts will benefit the plans concerns and their trustees.

B.24

1.4                         Detailed results

The following tables provide a detailed view of the major items that make up the government’s financial framework.

TABLE B.12

Revenue of the general fund – March 2013

(millions of dollars)

	2012-2013	% change	2013-2014	% change

Own-source revenue
Personal income tax	19 243	1.4	20 264	5.3
Contributions to the Health Services Fund	6 542	4.7	6 717	2.7
Consumption taxes	16 075	11.5	17 048	6.1
Corporate taxes	4 144	6.4	4 514	8.9
Revenue from government enterprises	4 985	5.0	5 108	2.5
Other revenue	1 953	-1.6	2 033	4.1

Total own-source revenue	52 942	5.3	55 684	5.2
Federal transfers
Equalization	7 391	–5.4	7 833	6.0
Protection payment	362	—	—	—
Health transfers	4 792	6.2	5 140	7.3
Transfers for post-secondary education and other social programs	1 486	-0.1	1 545	4.0
Other programs	946	-10.8	870	-8.0
Harmonization of the QST with the GST – Compensation(1)	733	—	1 037	—

Total federal transfers	15 710	3.1	16 425	4.6

BUDGETARY REVENUE	68 652	4.8	72 109	5.0

(1)    Bearing in mind the $430 million paid into the Fund to Finance Health and Social Services Institutions, the payment, for 2013-2014, totals $1 467 million.

TABLE B.13

Expenditure of the general fund – March 2013

(millions of dollars)

	2012-2013	% change	2013-2014	% change

Program spending	–62 642	1.9	–63 825	1.9
Debt service	–7 822	6.5	–8 516	8.9

BUDGETARY EXPENDITURE	–70 464	2.3	–72 341	2.7

B.25

1.5                         The government’s financial framework

1.5.1             The five-year financial framework

The government’s financial framework confirms that fiscal balance will be restored in 2013-2014 and maintained thereafter, as stipulated in the Balanced Budget Act.

From 2012-2013 to 2014-2015, responsible spending management and revenue efforts will mean that annual growth in budgetary revenue outstrips growth in budgetary expenditure.

—               Average annual growth in budgetary revenue will stand at 4.2% and that in budgetary expenditure will stand at 2.4%. This difference will allow the return to fiscal balance in 2013-2014.

Moreover, as indicated in Budget 2013-2014, the financial framework indicates a shortfall of $430 million to be offset as of 2014-2015.

As of 2015-2016, budgetary revenue and budgetary expenditure will grow at more or less the same pace, thereby ensuring that fiscal balance is maintained.

What is more, contingency reserves of $50 million in 2012-2013, $200 million in 2013-2014 and $300 million in 2014-2015 are included in the financial framework.

—               As of 2015-2016, the contingency reserve stands at $400 million.

Moreover, the government is pursuing the debt-reduction objectives stipulated in the Act to reduce the debt and establish the Generations Fund.

For 2013-2014 and 2014-2015, payments of $1 053 million and $1 368 million will be made to the Generations Fund.

—               In 2017-2018, the payments will reach $2 655 million.

B.26

TABLE B.14

Québec government’s financial framework – March 2013

(millions of dollars)

	2012- 2013	2013- 2014	2014- 2015	2015- 2016	2016- 2017	2017- 2018

Budgetary revenue(1)
Own-source revenue	52 942	55 684	58 066	60 052	62 096	64 021
% change	5.3	5.2	4.3	3.4	3.4	3.1
Federal transfers	15 710	16 425	16 067	16 448	16 853	17 239
% change	3.1	4.6	-2.2	2.4	2.5	2.3

Total budgetary revenue	68 652	72 109	74 133	76 500	78 949	81 260
% change	4.8	5.0	2.8	3.2	3.2	2.9
Budgetary expenditure(1)
Program spending	–62 642	–63 825	–65 411	–67 502	–69 665	–71 881
% change	1.9	1.9	2.5	3.2	3.2	3.2
Debt service	–7 822	–8 516	–8 535	–8 652	–8 749	–8 934
% change	6.5	8.9	0.2	1.4	1.1	2.1

Total budgetary expenditure	–70 464	–72 341	–73 946	–76 154	–78 414	–80 815
% change	2.3	2.7	2.2	3.0	3.0	3.1
Consolidated entities
Non-budget-funded bodies and special funds(2)	462	432	–317	–376	–565	–475
Health and social services and education networks	–100	—	—	—	—	—
Generations Fund	936	1 053	1 368	1 876	2 165	2 655

Total, consolidated entities	1 298	1 485	1 051	1 500	1 600	2 180
Contingency reserves	–50	–200	–300	–400	–400	–400
Shortfall to be offset	—	—	430	430	430	430
Exceptional loss – Closure of Gentilly-2	–1 876	—	—	—	—	—

SURPLUS (DEFICIT)	–2 440	1 053	1 368	1 876	2 165	2 655

BALANCED BUDGET ACT
Payments of revenue dedicated to the Generations Fund	–936	–1 053	–1 368	–1 876	–2 165	–2 655
Exclusion – Exceptional loss	1 876	—	—	—	—	—

BUDGETARY BALANCE(3)	–1 500	—	—	—	—	—

(1)    This item corresponds to the revenue and expenditure of the general fund.

(2)    Includes consolidation adjustments.

(3)    Budgetary balance within the meaning of the Balanced Budget Act.

B.27

1.5.2             Consolidated results

The following table presents the government’s consolidated financial framework. The consolidated budgetary transactions provide complete information on the government’s fiscal framework.

B.28

TABLE B.15

Consolidated financial framework for adjusted revenue and expenditure
Results consolidated by sector – March 2013

(millions of dollars)

	2012-2013	2013-2014	2014-2015	2015-2016	2016-2017	2017-2018

Revenue
General fund	68 652	72 109	74 133	76 500	78 949	81 260
Special funds	8 882	9 874	9 795	10 422	10 885	11 437
Generations Fund	936	1 053	1 368	1 876	2 165	2 655
Non-budget-funded bodies	19 072	19 827	20 554	21 921	22 758	23 679
Health and social services and education networks	36 640	37 753	38 906	40 094	41 665	43 084
Specified purpose accounts	1 173	1 077	1 161	958	958	958.
Tax-funded transfers(1)	6 174	6 202	6 282	6 398	6 489	6 488
Consolidation adjustments(2)	–51 135	–52 841	–54 823	–57 465	–60 045	–62 133

Consolidated revenue	90 394	95 054	97 376	100 704	103 824	107 428
Expenditure
General fund	–62 642	–63 825	–65 411	–67 502	–69 665	–71 881
Special funds	–7 521	–8 270	–8 520	–8 782	–8 957	–9 175
Non-budget-funded bodies	–17 547	–18 334	–19 084	–20 303	–21 042	–21 750
Health and social services and education networks	–35 883	–36 842	–37 908	–38 898	–40 304	–41 677
Specified purpose accounts	–1 173	–1 077	–1 161	–958	–958	–958
Tax-funded expenditure(1)	–6 174	–6 202	–6 282	–6 398	–6 489	–6 488
Consolidation adjustments(2)	49 979	51 516	53 212	55 423	57 577	59 558

Consolidated expenditure excluding debt service	–80 961	–83 034	–85 154	–87 418	–89 838	–92 371
Debt service
General fund	–7 822	–8 516	–8 535	–8 652	–8 749	–8 934
Consolidated entities(3)	–2 125	–2 251	–2 449	–2 788	–3 102	–3 498

Consolidated debt service	–9 947	–10 767	–10 984	–11 440	–11 851	–12 432

Consolidated expenditure	–90 908	–93 801	–96 138	–98 858	–101 689	–104 803
Contingency reserves	–50	–200	–300	–400	–400	–400
Exceptional loss – Closure of Gentilly-2	–1 876	—	—	—	—	—
Shortfall to be offset	—	—	430	430	430	430

SURPLUS (DEFICIT)	–2 440	1 053	1 368	1 876	2 165	2 655

BALANCED BUDGET ACT
Payments of revenue dedicated to the Generations Fund	–936	–1 053	–1 368	–1 876	–2 165	–2 655
Exclusion – Exceptional loss	1 876	—	—	—	—	—

BUDGETARY BALANCE(4)	–1 500	—	—	—	—	—

(1)    Doubtful tax accounts are included.

(2)    Consolidation adjustments stem mainly from the elimination of reciprocal transactions between entities in different sectors.

(3)    Includes consolidation adjustments.

(4)    Budgetary balance within the meaning of the Balanced Budget Act.

B.29

1.6                         Public capital investment

In Budget 2013-2014, the government announced the following policy directions respecting public capital investment:

—               the maximum level of all public capital investment has been set until 2025-2026;

—               the government has committed itself to improving the planning and management of infrastructure overall.

■                  Infrastructure investment targets

Government investments will total $10.5 billion in 2013-2014 by including all capital investments financed by government entities.

The Chair of the Conseil du trésor will subsequently make public the details of public capital investment, in particular by sector and type of investment.

CHART B.4

Maximum budget allowances for all public capital investment(1)

(billions of dollars)

(1)     This is the capital investment financed by the government, including investments made by government entities, i.e. government departments and bodies and non-governmental entities.

B.30